Exhibit 10.2

Supplemental Agreement

Lessor: Xiamen Software Industry Investment & Development Co., Ltd (Hereinafter Party A)

Legal Address:	1F Area A, Huaxun Building, Xiamen Software Park
Zip Code:	361005	Tel:	3929999	Fax:	3929888
Legal Representative:		Title:	Chairman of the Board
Bank Account:	Torch Sub-branch of China Merchants Bank	Account No:	[Account Number]

Renter: eHealth China (Xiamen) Technology Co., Ltd (Hereinafter Party B)

Legal Address:	9F, Area A, Chuangxin Building, Xiamen Software Park
Zip Code:	961005	Tel:	0592-2517000	Fax:	0592-2517111
Legal Representative:	Gary Lauer	Title:	Chairman
Bank Account:		Account No:

After friendly negotiation, Party A and Party B have reached an agreement regarding Party B’s renting of office spaces on 8F, Area B (Area: 1250.89 square meters) in Chuangxin Building at Software Park located at Xiamen Torch Hi-tech zone as follows:

Item I.         Amendments

1.     This agreement is an amendment to the Office Lease Contract executed on September 23, 2009 (and all appendices that both parties have been involved, including all renewal agreements and the Agreement of Assignment and Transfer) (collectively referred hereinafter as the “Original Contract”) and shall supplement the Original Contract.

2.     Effective September 15, 2014, Item 4 of the Original Contract shall be changed to the following: “The standard rental price for the space provided by Party A will be RMB 53 square meters per month.” Item 5 of the Original Contract shall be changed so that the total rent will be RMB 66,297 per month. Item 6 of the Original Contract regarding the amount of deposit shall be changed to RMB 198,891. All other terms in the Original Contract shall remain unchanged.

3.     If Party A decides not to continue the lease with Party B, it needs to provide written notice to Party B 120 days in advance so that Party B will have sufficient time to search for appropriate office space. If Party B decides not to continue the lease with Party A, it also needs to provide 120 advance written notice to Party A.

4.     The term of this agreement is one year. If there will be an adjustment to the standard rental rate for the next lease renewal, Party A should notify Party B 120 days in advance.

5.    Any conflicts between this agreement and the Original Contract, this agreement shall prevail. At the end of the term of this agreement, unless either party notifies the other party 120 days in advance that there will be changes to the agreement, this agreement shall automatically renew for additional one-year periods.

Exhibit 10.2

6.     General management service fee, public maintenance fee and central air conditioning fee shall remain unchanged from the fees stated in the renewal agreement dated September 14, 2012. As such, general management service fee shall be RMB 3.35 per square meter per month, or RMB 12,571 per quarter; public maintenance fee shall be RMB 0.65 per square meter per month, or RMB 2,439 per quarter; central air conditioning fee shall be RMB 12 per square meter per month, or RMB 13,510 per month (such fee calculated based on the Original Contract’s chargeable area of 1,125.80 square meters). All other terms in the Original Contract shall remain unchanged.

Item II.     Effective Date

This agreement shall be effective on the date the authorized representatives of both Party A and Party B have signed this agreement and applied the company’s stamp.

Item III.     Copies

There are two copies of this agreement, each party holds one copy, and each copy bears equal legal validity.

(Below contains no formal contractual provisions.)

Party A: Xiamen Software Industry Investment and Development Co., Ltd
Authorized Representative: /s/ WANG Hua
Date:    September 16, 2014

Party B: eHealth China (Xiamen) Technology Co., Ltd
Authorized Representative:     /s/ Jiang WU
Date:     September 16, 2014

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